Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use of our report dated February 23, 2007, on the consolidated balance sheets of Kansas City Southern de México, S.A. de C.V. (the “Company”) and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2006 and the three months ended March 31, 2005 (“Predecessor”) and the nine months ended December 31, 2005 (“Successor”), included in the Company’s Form 10-K annual report for the fiscal year ended December 31, 2007 pursuant to section 13 or 15(d) under the Securities Exchange Act of 1934.
The audit report dated February 23, 2007 on the consolidated financial statements referred to above contains an explanatory paragraph stating that due to the acquisition of control of the Company by Kansas City Southern on April 1, 2005, the accompanying consolidated financial statements after March 31, 2005 (“Successor”) are presented on a different cost basis than for periods before the change in control and therefore are not comparable to the consolidated financial statements for the year ended December 31, 2004 (“Predecessor”). The Company’s consolidated financial statements referred to above are separated between “Successor” and “Predecessor” to reflect the Company’s results and financial position before and after the change in control.
KPMG Cárdenas Dosal, S.C.
/s/ Leandro Castillo
Monterrey, N.L. as of February 15, 2008